Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275256

PROSPECTUS

$100,000,000

Common Stock

We have entered into a sales agreement with Cowen and Company, LLC, or TD Cowen, relating to shares of our common stock offered by this prospectus, which we refer to as the 2023 Sales Agreement. In accordance with the terms of the 2023 Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through or to TD Cowen acting as our agent or principal. The 2023 Sales Agreement provides that upon the effectiveness of the Registration Statement of which this prospectus is a part, the sales agreement dated November 26, 2021 entered into between the Company and TD Cowen terminated and is of no further force and effect.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ATRA”. On November 14, 2023, the last reported sale price of our common stock was $0.3478 per share.

Sales of our common stock, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. TD Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between TD Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Under the 2023 Sales Agreement, if authorized by us in writing, TD Cowen may purchase shares of our common stock as principal for its own account.

The compensation to TD Cowen for sales of common stock sold pursuant to the 2023 Sales Agreement will be an amount up to 3% of the gross proceeds of any shares of common stock sold under the 2023 Sales Agreement. In connection with the sale of the common stock on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of TD Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to TD Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page SA-5 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TD Cowen

November 13, 2023

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.

This prospectus adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and the sales agent has not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SA-i

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus carefully (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page SA-5 of this prospectus and in the documents incorporated by reference and our consolidated financial statements (which we refer to as our “Financial Statements”) and the related notes incorporated by reference in this prospectus, before deciding to invest in our common stock. Unless the context otherwise requires, we use the terms “Atara,” “Atara Biotherapeutics,” “Atara Bio,” “Company,” “we,” “us” and “our” in this prospectus to refer to Atara Biotherapeutics, Inc. and, where appropriate, our consolidated subsidiaries.

Company Overview

Atara Biotherapeutics is a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune disease. Tab-cel (tabelecleucel), our lead program in Phase 3 clinical development in the U.S., has received marketing authorization approval (MAA) under the proprietary name Ebvallo™ for commercial sale in the European Union (EU) by the European Commission (EC) and for commercial sale and use in the United Kingdom (UK) by the Medicines and Healthcare products Regulatory Agency. We are the most advanced allogeneic T-cell immunotherapy company and intend to rapidly deliver off-the-shelf treatments to patients with high unmet medical need. Our platform leverages the unique biology of EBV T cells and has the capability to treat a wide range of EBV-driven diseases or other serious diseases through incorporation of engineered chimeric antigen receptors (CARs) or T-cell receptors (TCRs). Atara is applying this one platform, that does not require TCR or HLA gene editing, to create a robust pipeline. Our strategic priorities are:

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Tab-cel®: Our most advanced T-cell immunotherapy program, tab-cel, has received MAA for commercial sale in the EU and the UK under the proprietary name Ebvallo and is partnered with Pierre Fabre Medicament (Pierre Fabre) for commercialization in Europe and potential commercialization, if approved, worldwide, including in the U.S. Tab-cel (tabelecleucel) is currently in Phase 3 development in the U.S. for patients with EBV-associated post-transplant lymphoproliferative disease (EBV+ PTLD) who have failed rituximab or rituximab plus chemotherapy, as well as other EBV-driven diseases;

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ATA188: T-cell immunotherapy targeting EBV antigens, believed to be important for the potential treatment of primary and secondary progressive multiple sclerosis, and is currently in Phase 2 development; and

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ATA3219: Allogeneic CAR T targeting CD19, currently in preclinical development, and being developed as a potential best-in-class product intended to target B-cell malignancies, based on a next generation 1XX co-stimulatory domain and the innate advantages of EBV T cells as the foundation for an allogeneic CAR T platform.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. These risks are more fully described below. These risks include, among others:

•	we have incurred substantial losses since our inception and anticipate that we will continue to incur substantial losses for the foreseeable future;

•	we have earned limited commercialization revenues to date, and we may never achieve profitability;

•

we are generally early in our development efforts and have only a small number of product candidates in clinical development, and all of our other product candidates are still in preclinical development. If we or our collaborators are unable to successfully develop, manufacture and commercialize our product or product candidates or experience significant delays in doing so, our business may be materially harmed;

•

we will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or manufacturing efforts;

•	our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel;

•

the results of preclinical studies or earlier clinical studies are not necessarily predictive of future results, and our existing product candidates in clinical studies, and any other product candidates we advance into clinical studies may not have favorable results in later clinical studies or receive regulatory approval;

•	clinical drug development involves a lengthy and expensive process with an uncertain outcome;

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our T-cell immunotherapy product and product candidates and our next-generation CAR T programs represent new therapeutic approaches that could result in heightened regulatory scrutiny, delays in clinical development or our inability to achieve regulatory approval, commercialization or payor coverage of our product candidates;

•	there can be no assurance that we will achieve all of the anticipated benefits of the Fujifilm Transaction and we could face unanticipated challenges;

•	the market opportunities for our product and product candidates may be limited to those patients who are ineligible for or have failed prior treatments and may be small;

•	we may not be able to obtain or maintain orphan drug exclusivity for our product candidates;

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we have been affected by and could be adversely affected in the future by the effects of health epidemics and pandemics, such as the COVID-19 pandemic, which could materially and adversely affect our business and operations in the future, as well as the businesses and operations of third parties on which we rely;

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if we are unable to obtain and maintain sufficient intellectual property protection for our product candidates, or if the scope of the intellectual property protection is not sufficiently broad, our ability to commercialize our product candidates successfully and to compete effectively may be adversely affected;

•	our principal stockholders own a significant percentage of our stock and will be able to exert control or significant influence over matters subject to stockholder approval;

•	our workforce reductions may not result in anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt our business; and

•

maintaining clinical and commercial timelines is dependent on our end-to-end supply chain network to support manufacturing; if we experience problems with our third party suppliers or CMOs, development and/or commercialization of our product and product candidates may be adversely affected.

Corporate Information

We were incorporated in Delaware in August 2012. Our principal executive offices are located 2380 Conejo Spectrum Street, Suite 200, Thousand Oaks, California 91320, and our telephone number is (805) 623-4211. Our website address is www.atarabio.com. Information contained on or accessible through our website is not a part of this prospectus.

“Atara,” “Atara Bio,” “Atara Biotherapeutics” and the Atara logo are the property of Atara Biotherapeutics, Inc. This prospectus contains references to our trademarks and to trademarks belonging to other entities. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common Stock Offered by Us	Shares of our common stock having an aggregate offering price of up to $100.0 million.

Manner of Offering	“At the market” offering that may be made from time to time through our sales agent, Cowen and Company, LLC, or TD Cowen. See “Plan of Distribution” on page SA-16 of this prospectus.

Use of Proceeds	We currently intend to use the net proceeds, if any, of this offering for working capital and other general corporate purposes, including research development, manufacturing and commercialization of our product candidates.

See the section of this prospectus titled “Use of Proceeds” on page SA-8 for a more complete description of the intended use of proceeds from this offering.

Risk Factors	Investing in our common stock involves significant risk. See “Risk Factors” beginning on page SA-5 of this prospectus and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Select Market Symbol	“ATRA”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors described below and the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and in our most recent Quarterly Report on Form 10-Q, and all other information contained or incorporated by reference into this prospectus, including our financial statements and the related notes, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in any free writing prospectus that we have authorized for use in connection with this offering before acquiring any of our common stock. These risks could have a material and adverse impact on our business, results of operations, financial condition and growth prospects, which may cause the trading price of our common stock to decline and you could lose all or part of your investment.

Additional Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the balance of the net proceeds from this offering and could spend the proceeds in ways that do not improve our business, financial condition or results of operations or enhance the value of our common stock. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. We intend to use the proceeds from this offering for working capital and other general corporate purposes, including research, development and manufacturing of our product candidates.

Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, on our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 287,521,564 shares of our common stock are sold at a price of $0.3478 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on November 14, 2023, for aggregate gross proceeds of $100.0 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $0.23 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2023 after giving effect to this offering, on the one hand, and the assumed offering price, on the other. The exercise of outstanding stock options will result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, contain forward-looking statements. The forward-looking statements include, but are not limited to, statements about:

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our expectations regarding the timing of initiating clinical studies, opening client sites, enrolling clinical studies and reporting results of clinical studies for our programs, including our ATA188 and ATA3219 programs;

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the likelihood and timing of regulatory submissions or related approvals for our product candidates, including the initiation, completion and expectations about the timing of approvals for a biologics license application (BLA) for tab-cel® for patients with Epstein-Barr virus with post-transplant lymphoproliferative disease (EBV+ PTLD);

•	the potential indications for our product and product candidates;

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commercialization of tab-cel (Ebvallo™ in the United Kingdom (UK) and the European Union (EU)) worldwide and our amended and restated Commercialization Agreement with Pierre Fabre Medicament, including potential milestone and royalty payments under the agreement (Ebvallo in Europe and select emerging markets in the Middle East, Africa, Eastern Europe and Central Asia subject to the Purchase and Sale Agreement with HCR Molag Fund, L.P.);

•	our Purchase and Sale Agreement and related transactions with HCR Molag Fund, L.P.;

•	our Commercial Manufacturing Services Agreement with Charles River Laboratories, Inc. (CRL) and other agreements we may enter into with CRL;

•	our Master Services and Supply Agreement and related transactions with FUJIFILM Diosynth Biotechnologies California, Inc.;

•	our expectations regarding the potential commercial market opportunities, market size and the size of the patient populations for our product and product candidates;

•	estimates of our expenses, capital requirements and need for additional financing;

•	our expectation regarding the length of time that our existing capital resources will be sufficient to enable us to fund our planned operations, including our going concern assessment;

•	our ability to enter into favorable commercialization arrangements with third parties to commercialize our product candidates;

•	our ability to develop, acquire and advance product candidates into, and successfully complete, clinical studies;

•	the initiation, timing, costs, progress and results of future preclinical studies and clinical studies and our research and development programs;

•	our ability to enter into and maintain contracts with clinical research organizations, manufacturing organizations and other vendors for clinical and preclinical studies, supplies and other services;

•	the scope of protection we are able to obtain and maintain for the intellectual property rights covering our product and product candidates;

•	our financial performance;

•	our election to rely on reduced reporting and disclosure requirements available to smaller reporting companies may make our common shares less attractive to investors;

•	developments and projections relating to our competitors and our industry;

•	our ability to have our product and product candidates manufactured for our clinical studies or for commercial sale, including at commercially reasonable values;

•	the impact of public health emergencies, such as COVID-19, to our business and operations, as well as the businesses and operations of third parties on which we rely;

•	the impact of our workforce reductions on our ability to attract, retain and motivate qualified personnel and on our business, operations and financial condition;

•	timing and costs related to the qualification of our contract manufacturing organizations’ (CMO) manufacturing facilities for commercial production; and

•	our intended use of the net proceeds from this offering.

All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry.

This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “predict,” “plan,” “expect” or the negative or plural of these words or similar expressions. The forward-looking statements in this prospectus and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including those under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein, and elsewhere in this prospectus. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus or the documents incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $100.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any additional shares under or fully utilize the 2023 Sales Agreement with TD Cowen as a source of financing.

We currently intend to use the net proceeds from this offering primarily for working capital and general corporate purposes, including research, development and manufacturing of our product candidates. Pending our use of our net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, and interest-bearing debt securities.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of preferred stock, $0.0001 par value. A description of material terms and provisions of our amended and restated certificate of incorporation (Certificate of Incorporation) and second amended and restated bylaws (Bylaws) affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and nonassessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

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whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

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whether the preferred stock will be exchangeable for debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by the majority of the total number of authorized directors, our chief executive officer or the chair of our board of directors.

Our Certificate of Incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Our Certificate of Incorporation further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting as a single class, will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting as a single class, will be required to amend or repeal our Bylaws, although our Bylaws may be amended by a simple majority vote of our board of directors.

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of us under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Company to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, or other employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws (as either may be amended from time to time), (iv) any action asserting a claim against us governed by the internal affairs doctrine, or (v) any other action asserting an “internal corporate claim,” as defined under Section 115 of the DGCL. The forgoing provisions do not apply to any claims arising under the Securities Act and, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Listing on the Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ATRA”.

DILUTION

Dilution is the amount by which the price paid by the purchasers of the shares of common stock sold in the offering exceeds the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our historical net tangible book value as of September 30, 2023 was $(50.8) million, or $(0.50) per share.

After giving effect to the sale of 287,521,564 shares of common stock in this offering at the assumed public offering price of $0.3478 per share, which is the last reported sale price of our common stock on the Nasdaq Global Select Market on November 14, 2023, after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been $47.4 million, or $0.12 per share. This represents an immediate increase in as adjusted net tangible book value of $0.62 per share to our existing stockholders and immediate dilution of $0.23 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$0.3478
Historical net tangible book value per share as of September 30, 2023	$(0.50)
Increase per share attributable to new investors	0.62

As adjusted net tangible book value per share after giving effect to this offering		0.12

Dilution in adjusted net tangible book value per share to new investors		$0.23

The outstanding share information in the table above is based on 101,922,250 shares of our common stock outstanding as of September 30, 2023 and excludes as of that date:

•	12,529,760 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $11.90 share;

•

3,549,685 shares of common stock available for grant under our 2014 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan;

•

332,735 shares of common stock reserved for issuance under our 2014 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan;

•	8,462,588 shares of common stock issuable upon the settlement of outstanding restricted stock units;

•	1,869,565 shares of common stock available for grant under our 2018 Inducement Plan; and

•	4,880,358 shares of common stock issuable upon the exercise of outstanding pre-funded warrants with an exercise price of $0.0001 per share.

To the extent that options or pre-funded warrants are exercised, new options are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

The table and discussion above assume for illustrative purposes that an aggregate of 287,521,564 shares of our common stock are sold during the term of the 2023 Sales Agreement with TD Cowen at a price of $0.3478 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on November 14, 2023, for aggregate gross proceeds of $100.0 million. The shares subject to the 2023 Sales Agreement with TD Cowen are being sold from time to time at various prices. An increase of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.3478 per share shown in the table above, assuming all of our common stock in the aggregate amount of $100.0 million during the term of the 2023 Sales Agreement with TD Cowen is sold at that price, would increase our adjusted net tangible book value per share after the offering to $0.03 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $0.07 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.3478 per share shown in the table above, assuming all of our common stock in the aggregate amount of $100.0 million during the term of the 2023 Sales Agreement with TD Cowen is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $(0.03) per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $(0.07) per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

PLAN OF DISTRIBUTION

We have entered into the 2023 Sales Agreement with TD Cowen, under which we may issue and sell from time to time up to $100.0 million of our common stock through or to TD Cowen as our sales agent or principal. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including sales made directly on the Nasdaq Global Select Market or any other trading market for our common stock. The 2023 Sales Agreement provides that upon the effectiveness of the Registration Statement of which this prospectus is a part, the sales agreement dated November 26, 2021 entered into between the Company and TD Cowen terminated and is of no further force and effect.

TD Cowen will offer our common stock subject to the terms and conditions of the 2023 Sales Agreement on a daily basis or as otherwise agreed upon by us and TD Cowen. We will designate the maximum amount of common stock to be sold through TD Cowen on a daily basis or otherwise determine such maximum amount together with TD Cowen. Subject to the terms and conditions of the 2023 Sales Agreement, TD Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct TD Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. TD Cowen or we may suspend the offering of our common stock being made through TD Cowen under the 2023 Sales Agreement upon proper notice to the other party. TD Cowen and we each have the right, by giving written notice as specified in the 2023 Sales Agreement, to terminate the 2023 Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to TD Cowen as sales agent equals up to 3.0% of the gross sales price of the shares sold through it pursuant to the 2023 Sales Agreement. We have also agreed to reimburse TD Cowen up to $75,000 of the actual outside legal expenses incurred by TD Cowen. We estimate that the total expenses of the offering payable by us, excluding commissions payable to TD Cowen under the 2023 Sales Agreement, will be approximately $300,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

TD Cowen will provide written confirmation to us following the close of trading on the Nasdaq Global Select Market on each day in which common stock is sold through it as sales agent under the 2023 Sales Agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through TD Cowen under the 2023 Sales Agreement, the net proceeds to us and the compensation paid by us to TD Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the 2023 Sales Agreement, if authorized by us in writing, TD Cowen may purchase shares of our common stock.

In connection with the sales of our common stock on our behalf, TD Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to TD Cowen may be deemed to be underwriting commissions or discounts. We have agreed in the 2023 Sales Agreement to provide indemnification and contribution to TD Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, TD Cowen will not engage in any transactions that stabilizes our common stock.

This summary of the material provisions of the 2023 Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the 2023 Sales Agreement is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 1, 2023 and incorporated by reference in this prospectus.

Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “ATRA”. The transfer agent of our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

TD Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and may in the future receive customary fees.

LEGAL MATTERS

Sidley Austin LLP is serving as our counsel in this offering. Davis Polk & Wardwell LLP of Menlo Park, California is counsel for TD Cowen in connection with this offering.

EXPERTS

The consolidated financial statements of Atara Biotherapeutics, Inc. incorporated by reference in this Prospectus, and the effectiveness of Atara Biotherapeutics, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC website referenced above also contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor section of our website, which is located at investor.atarabio.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K) and before the sale of all the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 8, 2023;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K ended December  31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 8, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 8, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 1, 2023;

•

our Current Reports on Form 8-K filed with the SEC on January 6, 2023, February  8, 2023 (solely with respect to Item 5.02), March  31, 2023, May  8, 2023 (solely with respect to Item 5.02), May  12, 2023, June  5, 2023, June  9, 2023, September  20, 2023, November  1, 2023, November  1, 2023 and November 9, 2023; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July  16, 2014, including any amendments or reports filed for the purposes of updating this description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 27, 2020.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon the written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests for such copies should be directed to us at the following address:

Atara Biotherapeutics, Inc.

Attn: Investor Relations

2380 Conejo Spectrum Street, Suite 200

Thousand Oaks, California 91320

Telephone: (805) 456-4772

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

$100,000,000

Common Stock

PROSPECTUS

TD Cowen

November 13, 2023